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                                                                    EXHIBIT 99.2


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(GOODYEAR LOGO)                                                                                                    NEWS RELEASE
CORPORATE HEADQUARTERS:  1144 EAST MARKET STREET, AKRON, OHIO 44316-0001               MEDIA WEBSITE:  WWW.GOODYEARNEWSROOM.COM
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                                    MEDIA CONTACT:    Keith Price
                                                      330-796-1863
                                    ANALYST CONTACT:  Barb Gould
                                                      330-796-8576

                                    FOR IMMEDIATE RELEASE


#23126fi.605

           GOODYEAR ANNOUNCES CLOSING OF $400 MILLION OF SENIOR NOTES

         AKRON, Ohio, June 23, 2005 - The Goodyear Tire & Rubber Company today announced that it has closed its offering of $400 million aggregate principal amount senior notes. The notes are senior unsecured obligations of the company, will mature on July 1, 2015 and will bear interest at a rate of 9 percent per year.

         Goodyear intends to use the net proceeds from this offering to repay the $200 million in 4.9% borrowings under its U.S. first lien revolving credit facility, and to replace $190 million of the cash, it used to pay $516 million principal amount of its 6.375% Euro Notes due 2005 at maturity on June 6, 2005. The company may then use the $190 million in cash to repay other debt obligations and for general corporate purposes.

         The notes were offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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